Prospectus Supplement No. 2	Filed pursuant to Rule 424(b)(3)
Registration Number 333-118406
WILD OATS MARKETS, INC.
SUPPLEMENT DATED JUNE 6, 2006
TO PROSPECTUS DATED AUGUST 30, 2005
     This Prospectus Supplement No. 2, dated June 6, 2006, should be read in conjunction with the Prospectus, dated August 30, 2005, contained in Registration Statement No. 333-118406 of Wild Oats Markets, Inc., as amended and supplemented. The Selling securityholder table contained in such Prospectus hereby is supplemented, as set forth below, by replacing the entry for JP Morgan Securities, Inc. (“JP Morgan”) with the updated and additional information in the Selling securityholders table set forth in this Prospectus Supplement No. 2. Our common stock is listed on the NASDAQ National Market under the symbol “OATS.” On June 5, 2006, the last reported sale price of the common stock on the NASDAQ National Market was $15.83. We advise you to obtain a current market quotation for the common stock.
     Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
     The following table sets forth information regarding the beneficial ownership of our securities by JP Morgan prior to this supplement and the respective amounts of offered securities offered by JP Morgan pursuant to this supplement. This information has been obtained from JP Morgan Securities, Inc., and we have not independently verified this information. Because JP Morgan may offer all or some portion of the offered securities pursuant to this prospectus, no estimate can be given as to the amount of the debentures or common stock that will be held by JP Morgan upon termination of this offering. In addition, JP Morgan may have sold, transferred or otherwise disposed of all or a portion of our securities since the date on which the information was provided to us for inclusion in the following table.
     The information appearing in the following table supplements or supersedes in part the information in the table under the heading “Selling securityholders” in the Prospectus, dated August 30, 2005, as amended and supplemented.
Selling securityholders

	Principal amount of		Number of shares of
	debentures	Principal amount of	common stock	Number of shares of
	beneficially owned	debentures offered	beneficially owned	common stock
	prior to this	by this	prior to this	offered by this
Name of selling stockholders	offering**	prospectus**	offering	prospectus

JP Morgan Securities, Inc.*	575,000	575,000	†	†
_________
† Indeterminate number of shares issuable upon conversion for amounts in excess of the principal amount. JP Morgan has advised us that it owns 33 shares of our common stock in addition such indeterminate number of shares.
• This selling securityholder has advised us that it is a broker-dealer as defined in Section 3 of the Exchange Act.
• Amounts may include debentures purchased in one or more transactions pursuant to Rule 144A of the Securities Act from a group of sellers, which may include one or more of the selling securityholders previously, or currently, listed in the selling securityholders table.
Please keep this Supplement with your Prospectus.